Exhibit 1.01

Pall Corporation
Conflict Minerals Report
For the Year Ended December 31, 2013

Rule 13p-1 (the “Rule”) requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (the “Conflict Minerals”). The “Covered Countries” for the purposes of the Rule are the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”). Certain of the Company’s operations manufacture, or contract to manufacture, products for which the Conflict Minerals are necessary to the functionality or production of those products.

The Company has conducted a reasonable country of origin inquiry regarding the Conflict Minerals. This inquiry was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals are from recycled or scrap sources. The Company’s reasonable country of origin inquiry was part of its due diligence on the source and chain of custody of the Conflict Minerals.

The products manufactured or contracted to be manufactured by the Company are “DRC conflict undeterminable”, because as of December 31, 2014, we were unable to determine with any degree of certainty the origin of the Conflict Minerals contained in our products including the facilities used to process them, their country of origin or their mine or location of origin, or to determine whether they come from recycled or scrap sources. As a result, we are unable to determine based on a reasonable country of origin inquiry that the necessary Conflict Minerals did not originate in the Covered Countries defined in the Rule or come from scrap or recycled sources. For that reason, we are submitting this Conflict Minerals Report as an Exhibit to our specialized disclosure report on Form SD.

In accordance with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, (the “OECD Guidance”), including the related supplements and the Rule, this report is available on our website www.pall.com/investor.

1. Overview

Company Overview

Pall is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company's engineered products enable process and product innovation and minimize emissions and waste.

This report has been prepared by the management of Pall. The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated.

Supply Chain

Our products range from simple filter sheets to complex filtration systems encompassing filter modules, pumps, valves, piping and electronic control systems. We have manufacturing facilities in several countries world-wide including the United States. Our global manufacturing footprint has encouraged the development of a true global supply chain with many suppliers located in the same country as a Pall manufacturing facility and other, specialized suppliers, such as for plastic resin, supplying Pall manufacturing facilities worldwide. Like other “downstream” companies, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to us, including sources of Conflict Minerals that are supplied to them from lower-tier suppliers.

Reasonable Country of Origin Inquiry and Due Diligence Process

Pall has conducted a reasonable country of origin inquiry regarding Conflict Minerals, designed to determine whether any Conflict Minerals originated in the Covered Countries or may be from recycled or scrap sources. The Company’s due diligence on the source and chain of custody of the Conflict Minerals, including its efforts to determine the countries of origin of the Conflict Minerals, was designed to conform to the framework set forth in the OECD Guidance.

Conflict Minerals Policy

The Company has adopted the following Conflict Minerals policy:

1. Purpose. Pall Corporation supports ending the violence and human rights violations in the mining of certain minerals from a location described as the “Conflict Region,” which is situated in the eastern portion of the Democratic Republic of the Congo (“DRC”) and surrounding countries. The U.S. Securities and Exchange Commission (“SEC”) has adopted final rules to implement reporting and disclosure requirements related to “Conflict Minerals,” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The rules require manufacturers who file certain reports with the SEC to disclose whether the products they manufacture or contract to manufacture contain “Conflict Minerals” that are “necessary to the functionality or production” of those products.

2. Definitions. “Conflict Minerals” refers to gold, as well as tin, tantalum, and tungsten, the derivatives of cassiterite, columbite-tantalite, and wolframite, regardless of where they are sourced, processed or sold. Conflict Minerals originating from the Conflict Region are sometimes mined and sold to finance conflict in these countries.

3. Scope. This policy applies to all Directors, officers and employees of Pall, including all of its affiliated companies and subsidiaries, wherever located.

4. Policy. Our commitment as a Company is to:

4.1 Support the aims and objectives of the U.S. legislation on the supply of Conflict Minerals.

4.2 Not knowingly procure specified metals that originate from facilities in the Conflict Region that are not certified as “conflict free.”

4.3 Ensure compliance with these requirements, and ask our suppliers to undertake reasonable due diligence with their supply chains to assure that specified metals are being sourced only from mines and smelters outside the Conflict Region or mines and smelters that have been certified by an independent third party as “conflict free” if sourced within the Conflict Region.

This due diligence includes having our suppliers provide written evidence documenting that raw materials used to produce gold, tin, tantalum and tungsten, used in the materials to manufacture components and products supplied to Pall Corporation, originate from outside the Conflict Region or if they originate from within the Conflict Region, that the mines or smelters be certified as “conflict free” by an independent third party. The aim is to ensure that only “conflict free” materials and components are used in products that we procure.

If we discover the use of these minerals produced in facilities that are considered to be “non-conflict free,” in any material, parts or components we procure, we will take appropriate actions to transition the products to be “conflict free.”

For additional information about our commitment to responsible sourcing and other human rights, see our Code of Conduct, which is publicly available on our website at www.pall.com/investor.

2. Reasonable Country of Origin Inquiry and Due Diligence Process

Management Systems

The Company has established a management system for Conflict Minerals. Our management system includes a Conflict Minerals Reporting Team sponsored by the Interim Chief Financial Officer that includes executive-level representatives and a team of subject matter experts from relevant functions such as compliance, strategic sourcing and engineering. The team of subject matter experts is responsible for implementing the Company’s Conflict Minerals compliance strategy and is led on a day-to-day basis by the Chief Compliance Officer who acts as the executive level Conflict Minerals program manager. Senior management and the Audit Committee of the Board of Directors are briefed about the results of our due diligence efforts.

Design of Process

Our due diligence measures have been designed to conform, in all material respects, with the framework set forth in the OECD Guidance.

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify each third party upstream from our direct suppliers. We do not have a direct relationship with Conflict Minerals smelters and refiners and do not purchase Conflict Minerals directly from mines, smelters or refiners. We therefore must rely on our suppliers whose components may contain Conflict Minerals to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. In addition, although many of our largest suppliers are also SEC registrants and subject to the Rule, we expect that some if not all of them will not be able to determine that their products are DRC Conflict Free.

Pall engineers conducted an analysis to determine which Pall products we have reason to believe may contain Conflict Minerals. In addition, our processes for new product introduction and for engineering change include a determination of whether there is reason to believe that a product may contain Conflict Minerals. Based on the products identified by the engineering team, as well as other information available to the strategic sourcing team, the strategic sourcing team identified the existing suppliers providing Pall with products that could contain Conflict Minerals. Based on this process, as of December 31, 2014, we identified 1,585 suppliers we have reason to believe may be supplying Conflict Minerals to Pall.

Due Diligence Procedure

We conducted a survey of our suppliers that we have reason to believe may be supplying us with Conflict Minerals using a modified version of the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to Pall’s supply chain. It includes questions regarding a supplier’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website.

The Company provided each existing supplier with a reporting template to seek information as to the smelters and refiners used by them. Each new supplier is required to provide requested information regarding Conflict Minerals as part of the onboarding process. Finally, we used the Conflict Free Smelter and Refiner lists developed by the Conflict Free Sourcing Initiative (“CFSI”) to determine the status of smelters and refiners identified by our suppliers.

Through the information provided by the CFSI and by requesting our suppliers to complete the Template, we have determined that seeking information about Conflict Minerals smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the Conflict Minerals in our supply chain.

With respect to the OECD requirement to strengthen engagement with suppliers, we have actively communicated with suppliers we have reason to believe may be providing Conflict Minerals to us. This includes conducting training on the requirements of the Conflict Minerals provisions in the Dodd-Frank Act, on our expectations that suppliers cooperate in providing us with Conflict Minerals information for their products, and on the use of our supplier management portal and reporting template to provide that information to us.

Control Systems

Controls include our Code of Conduct, which outlines expected behaviors for all Pall employees, our Supplier Code of Conduct, our Conflict Minerals Policy, and our supplier onboarding process which is implemented through a supplier management portal.

Grievance Mechanism

We have multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of Pall’s policies. These mechanisms include a dedicated compliance email at compliancequestions@pall.com and the Pall AlertLine, which is available online at http://alertline.pall.com or by telephone using a list of local access telephone numbers. Employees and suppliers can also directly call the Chief Compliance Officer in New York at (516) 801-9844. These mechanisms are contained in the Code of Conduct, which is provided to all employees and on notices posted at each Pall site.

Maintain records

We have adopted a policy to retain relevant documentation relating to Conflict Minerals for 5 years.

Strategy to Respond to Risks

In response to this risk assessment, Pall has an approved risk management plan, through which the Conflict Minerals program is implemented, managed and monitored. Updates to this risk assessment are provided to senior management.

As part of our risk management plan and to ensure suppliers understand our expectations, we have provided information to suppliers that we have reason to believe may supply us with Conflict Minerals on the requirements of the Dodd-Frank Act’s Conflict Minerals provisions, on our expectations that suppliers cooperate in providing us with Conflict Minerals information for their products, and on the use of our supplier portal and reporting template to provide that information to us.

As described in our Conflict Minerals policy, we will engage any of our suppliers whom we have reason to believe are supplying us with Conflict Minerals from sources that may support conflict in the DRC or any adjoining country to establish an alternative source of Conflict Minerals that does not support such conflict, as provided in the OECD guidance. We have found no instances where it was necessary to terminate a contract or find a replacement supplier.

3. Due Diligence Results

Survey Responses

As of April 30, 2015, we had identified 1,585 suppliers that we have reason to believe may be supplying Conflict Minerals to Pall. As of that date, we sent the Template to all of those suppliers.

As of April 30, 2015, we received responses from 717 (45%) of the suppliers surveyed. We reviewed the responses against criteria developed by the Company to determine which of the responses required further engagement with our suppliers. These criteria included outright refusals to respond, untimely or incomplete responses as well as inconsistencies within the data reported on the Template. We worked directly with these suppliers to obtain revised responses.

Responses from 626 suppliers indicated that their products did not contain Conflict Minerals.

Responses from 19 suppliers included the names of 294 entities listed by those suppliers as smelters or refiners. We compared these facilities to the CFSI list of smelters and refiners and where a supplier indicated that the facility was certified as conflict-free, we ensured that the name was listed by CFSI. 158 (54%) of these entities were identified as certified conflict-free using the CFSI Compliant Refiner and Smelting lists. The remaining 136 entities were not validated as conflict-free, of which 31 entities are in the process of Conflict Free Smelter Program (“CFSP”) validation, or have committed to a CFSP audit.

The remaining 72 responses received were unable to specify the smelters or refiners used for components supplied to Pall. With the exception of the 645 suppliers described above, we are therefore unable to determine whether any of the components or parts supplied to us contained Conflict Minerals.

Smelters or Refiners

Table 1 attached hereto lists the smelters and refiners identified by our responding suppliers and their Conflict Minerals status.

4. Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary Conflict Minerals in our products could finance or benefit armed groups in the DRC or adjoining countries:

a.	Continue to engage each applicable existing supplier who has failed to respond to prior inquiries or provided incomplete information regarding Conflict Minerals.

b.	Directly engage with new suppliers who we have reason to believe may supply us with Conflict Minerals, including by directing them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

c.	Engage any of our suppliers found to be supplying us with Conflict Minerals from sources that finance or benefit armed conflict in the DRC or any adjoining country to establish an alternative source of Conflict Minerals that does not finance or benefit such conflict.

d.	Encourage our direct suppliers and in turn their suppliers to use smelters and refiners that are on the CFSI’s list as conflict-free.

TABLE 1

Set forth below is a list of the smelters and refiners identified by our responding suppliers and their Conflict Minerals status:

Metal	Smelter or Refiner Facility Name†
Gold	Advanced Chemical Company
Gold	Aida Chemical Industries Co. Ltd. *
Gold	Aktyubinsk Copper Company TOO
Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Minerçăo *
Gold	Argor-Heraeus SA *
Gold	Asahi Pretec Corporation *
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S. *
Gold	Aurubis AG *
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Bauer Walser AG
Gold	Boliden AB *
Gold	C. Hafner GmbH + Co. KG *
Gold	Caridad
Gold	CCR Refinery – Glencore Canada Corporation *
Gold	Cendres + Métaux SA
Gold	Chimet S.p.A. *
Gold	China National Gold Group Corporation
Gold	Chugai Mining
Gold	Codelco
Gold	Colt Refining
Gold	Daejin Indus Co. Ltd
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco
Gold	Dowa *
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Guangdong Jinding Gold Limited
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH *
Gold	Henan Yuguang Gold & Lead Co., Ltd.
Gold	Heraeus Ltd. Hong Kong *
Gold	Heraeus Precious Metals GmbH & Co. KG *
Gold	Hunan Chenzhou Mining Group Co., Ltd.
Gold	Hutti Gold Company
Gold	Hwasung CJ Co. Ltd

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd. *
Gold	Istanbul Gold Refinery *
Gold	Japan Mint *
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc. *
Gold	Johnson Matthey Limited *
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant *
Gold	JSC Uralelectromed *
Gold	JX Nippon Mining & Metals Co., Ltd. *
Gold	Kazzinc Ltd *
Gold	Kennecott Utah Copper LLC *
Gold	Kojima Chemicals Co., Ltd *
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry *
Gold	La Caridad Mine, La Caridad
Gold	Lingbao Gold Company Limited
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	LS-NIKKO Copper Inc. *
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd
Gold	Materion *
Gold	Matsuda Sangyo Co., Ltd. *
Gold	Metalor Switzerland
Gold	Metalor Technologies (Hong Kong) Ltd *
Gold	Metalor Technologies (Singapore) Pte. Ltd. *
Gold	Metalor Technologies Ltd (Suzhou)
Gold	Metalor Technologies SA *
Gold	Metalor USA Refining Corporation *
Gold	Met-Mex Peñoles, S.A. *
Gold	Mitsubishi Materials Corporation *
Gold	Mitsui Mining and Smelting Co., Ltd. *
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş. *
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD *
Gold	Ohio Precious Metals, LLC *
Gold	Ohura Precious Metal Industry Co., Ltd *
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet) *
Gold	OJSC Kolyma Refinery
Gold	PAMP SA *
Gold	Penglai Penggang Gold Industry Co Ltd
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk *

Gold	PX Précinox SA *
Gold	Rand Refinery (Pty) Ltd *
Gold	Royal Canadian Mint*
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal *
Gold	SEMPSA Joyería Platería SA *
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd *
Gold	Sichuan Tianze Precious Metals Co., Ltd *
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp. *
Gold	Sumitomo Metal Mining Co., Ltd. *
Gold	Super Dragon Technology Co., Ltd.
Gold	Tanaka Kikinzoku Kogyo K.K. *
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd *
Gold	Tokuriki Honten Co., Ltd *
Gold	Tongling nonferrous Metals Group Co.,Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda *
Gold	Umicore Precious Metals Thailand *
Gold	Umicore SA Business Unit Precious Metals Refining *
Gold	United Precious Metal Refining, Inc. *
Gold	Valcambi SA *
Gold	Western Australian Mint trading as The Perth Mint *
Gold	Yantai Guodasafina High-Tech Environmental Refinery Co. Ltd.
Gold	Yokohama Metal Co Ltd
Gold	Yunnan Copper Industry Co Ltd
Gold	ZhongKuang Gold Industry CO.,LTD
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *
Gold	Zijin Mining Group Co. Ltd *
Tantalum	Conghua Tantalum and Niobium Smeltry *
Tantalum	Duoluoshan *
Tantalum	Exotech Inc. *
Tantalum	F&X Electro-Materials Ltd. *
Tantalum	FIR Metals & Resource., Ltd. *
Tantalum	Global Advanced Metals Aizu *
Tantalum	Global Advanced Metals Boyertown *
Tantalum	Guangdong Zhiyuan New Material Co., Ltd. *
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch *
Tantalum	H.C. Starck Co., Ltd. *
Tantalum	H.C. Starck GmbH Goslar *
Tantalum	H.C. Starck GmbH Laufenburg *
Tantalum	H.C. Starck Hermsdorf GmbH *

Tantalum	H.C. Starck Inc. *
Tantalum	H.C. Starck Ltd. *
Tantalum	H.C. Starck Smelting GmbH & Co.KG *
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *
Tantalum	Hi-Temp *
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *
Tantalum	Jiujiang Tanbre Co., Ltd. *
Tantalum	KEMET Blue Metals *
Tantalum	KEMET Blue Powder *
Tantalum	King-Tan Tantalum Industry Ltd *
Tantalum	LSM Brasil S.A. *
Tantalum	Metallurgical Products India (Pvt.) Ltd. *
Tantalum	Mineração Taboca S.A. *
Tantalum	Mitsui Mining & Smelting *
Tantalum	Molycorp Silmet A.S. *
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *
Tantalum	Plansee SE Liezen *
Tantalum	Plansee SE Reutte *
Tantalum	QuantumClean *
Tantalum	RFH *
Tantalum	RFH (Yanling Jincheng Tantalum & Niobium Co., Ltd) *
Tantalum	RFH Tantalum Smeltry Co., Ltd *
Tantalum	Shanghai Jiangxi Metals Co. Ltd
Tantalum	Solikamsk Magnesium Works OAO *
Tantalum	Taki Chemicals *
Tantalum	Telex *
Tantalum	Ulba *
Tantalum	ULBA Metallurgical Plant JSC *
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd *
Tantalum	Zhuzhou Cement Carbide *
Tin	Alpha *
Tin	Bangka Tin,Mentok,PT Timah (Persero) TBK
Tin	China Rare Metal Materials Company
Tin	China Tin Group Co., Ltd.
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cookson
Tin	Cooper Santa
Tin	CV DS Jaya Abadi
Tin	CV Duta Putra Bangka
Tin	CV Gita Pesona
Tin	CV JusTindo
Tin	CV Makmur Jaya
Tin	CV Nurjanah
Tin	CV Prima Timah Utama
Tin	CV Serumpun Sebalai

Tin	CV United Smelting *
Tin	Dowa *
Tin	EM Vinto *
Tin	Empresa Metallurgica Vinto
Tin	Estanho de Rondônia S.A.
Tin	Feinhutte Halsbrucke GmbH
Tin	Fenix Metals
Tin	Funsur
Tin	Gejiu Jinye Mineral Co., Ltd.
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd. *
Tin	Gejiu Yunxin Nonferrous Electrolysis Ltd.
Tin	Gejiu Zi-Li
Tin	Gold Bell Group
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Magnu's Minerais Metais e Ligas LTDA *
Tin	Malaysia Smelting Corporation (MSC) *
Tin	Melt Metais e Ligas S/A *
Tin	Metallo Chimique *
Tin	Mineração Taboca S.A. *
Tin	Minsur *
Tin	Minsur SA Tin Metal (Minsur) *
Tin	Mitsubishi Materials Corporation *
Tin	MSC *
Tin	Nghe Tinh Non-Ferrous Metal
Tin	Novosibirsk
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc. *
Tin	OMSA
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng *
Tin	PT ATD Makmur Mandiri Jaya *
Tin	PT Babel Inti Perkasa *
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya *
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Bangka Tin Industry *
Tin	PT Belitung Industri Sejahtera *
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah *

Tin	PT DS Jaya Abadi *
Tin	PT Eunindo Usaha Mandiri *
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Inti Stania Prima *
Tin	PT Karimun Mining
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima *
Tin	PT Panca Mega Persada *
Tin	PT Pelat Timah Nusantara Tbk
Tin	PT Prima Timah Utama *
Tin	PT Refined Bangka Tin *
Tin	PT Sariwiguna Binasentosa *
Tin	PT Seirama Tin investment
Tin	PT Stanindo Inti Perkasa *
Tin	PT Sumber Jaya Indah
Tin	PT Supra Sukses Trinusa
Tin	PT Tambang Timah *
Tin	PT Timah *
Tin	PT Timah (Persero), Tbk
Tin	PT Timah Nusantara *
Tin	PT Tinindo Inter Nusa *
Tin	PT Tommy Utama *
Tin	PT Wahana Perkit Jaya
Tin	PT Yinchendo Mining Industry
Tin	Rui Da Hung
Tin	Taboca
Tin	Thailand Smelting & Refining Co., Ltd
Tin	Thaisarco *
Tin	VQB Mineral and Trading Group JSC
Tin	White Solder Metalurgia e Mineração Ltda. *
Tin	Yunnan Chengfeng
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tin	Yunnan Tin Company Limited
Tin	Yuntinic Resources
Tungsten	A.L.M.T. Corp.
Tungsten	ATI Metalworking Products
Tungsten	ATI Tungsten Materials
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd. *
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd. *
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd. *
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *
Tungsten	Global Tungsten & Powders Corp. (GTP) *
Tungsten	GTP *
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	H.C. Starck GmbH
Tungsten	H.C. Starck Smelting GmbH & Co.KG
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd. *
Tungsten	Japan New Metals Co., Ltd. *
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Richsea New Materials Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Luoyan Mudu Tungsten & Molybdenum Technology Co. Ltd.
Tungsten	Malipo Haiyu Tungsten Co., Ltd. *
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd *
Tungsten	Wolfram Bergbau und Hütten AG *
Tungsten	Wolfram Company CJSC
Tungsten	Wolfram JSC, Russia
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *
Tungsten	Xiamen Tungsten Co., Ltd. *
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.

†	Smelter and refiner facility names as reported by the CFSI as of May 26, 2015.

*	Denotes smelters and refiners that have received a “conflict free” designation from an independent third party audit program as of May 26, 2015.